EXHIBIT 12
                      J. BAKER, INC. AND SUBSIDIARIES
             Computation of Ratio of Earnings to Fixed Charges
                          (Dollars in thousands)

                                                                  Fiscal Years Ended
                                                  ----------------------------------------------------------
                                                  February 2, February 1, January 30, January 29, January 28,
                                                     1991       1992        1993        1994        1995
                                                  ----------  ----------  ----------  ----------  ----------
Historical ratio of earnings to fixed charges

Earnings from continuing operations before
   taxes and extraordinary item per
   consolidated statements of earnings              $11,307     $12,898    $21,076    $36,424     $36,899

Add:
   Portion of rents representative of the
    interest factor                                   2,973       5,459      6,564     15,227      17,593
   Interest on indebtedness including the
    amortization of debt expense and
    detachable warrant value                         10,405      10,352      8,211      8,146       9,735
                                                    -------     -------     ------     ------
Earnings before fixed charges, as adjusted          $24,685     $28,709    $35,851    $59,797     $64,227
                                                    =======     =======    =======    =======     =======

Fixed charges
   Interest on indebtedness including the
    amortization of debt expense and
    detachable warrant value (1)                   $ 10,405    $ 10,352   $  8,211   $  8,146    $  9,735
                                                    -------     -------    -------    -------     -------
Rents                                              $  8,920    $ 16,376   $ 19,691   $ 45,680    $ 52,780
   Portion of rents representative of
    the interest factor (2)                        $  2,973    $  5,459   $  6,564   $ 15,227    $ 17,593
                                                    -------    --------    -------    -------     -------
   Fixed charges (1) + (2)                         $ 13,378    $ 15,811   $ 14,775   $ 23,373    $ 27,328
                                                   ========    ========   ========   ========

Ratio of earnings to fixed charges                    1.85x       1.82x      2.43x      2.56x       2.35x
                                                   =======     =======    =======    =======     =======